Flaherty & Crumrine Preferred and Income Opportunity Fund Incorporated N-CSR

EX-99.(C)

KPMG LLP

Two Financial Center

60 South Street

Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement No. 333-252798 on Form N-2 of our report dated January 20, 2022, with respect to the financial statements and financial highlights of Flaherty & Crumrine Preferred and Income Opportunity Fund Incorporated.

Boston, Massachusetts

January 28, 2022

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.